Exhibit 99.1
                                SECURITY CAPITAL
NEWS RELEASE
                                                       For information, contact:
                                                 Pamela Silberman (800) 988-4304


                SECURITY CAPITAL ANNOUNCES COMPLETION OF INITIAL
                     $100 MILLION SHARE REPURCHASE PROGRAM,
                 COMMENCEMENT OF ADDITIONAL $100 MILLION BUYBACK

CHICAGO (December 8, 1999) - Security Capital Group Incorporated (NYSE: SCZ) today announced the completion of its initial share repurchase program, in which the company repurchased the equivalent of 7,523,697 SCZ shares, for a total approximate investment of $100 million. This represents 6.2% of shares outstanding on August 12, 1999, when the program was first announced.

The company also announced that the Board has authorized an additional $100 million share repurchase program to purchase the company's common shares from time to time in open market or privately negotiated transactions.

Security Capital Group Incorporated is an international real estate research, investment and operating management company. Security Capital operates its business through two divisions. The Capital Division provides operational and capital deployment oversight to direct and indirect investments in real estate operating companies, generating earnings principally from its ownership of these affiliates. Currently, the Capital Division has investments in 16 real estate operating companies. The Financial Services Division generates fees principally from capital management and capital markets activities. The principal offices of Security Capital and its directly owned affiliates are in Amsterdam, Atlanta, Brussels, Chicago, Denver, El Paso, Houston, London, Luxembourg, New York and Santa Fe.

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